Exhibit 10.3

MASTER PURCHASE AND SALE AGREEMENT

FOR DIGITAL ASSETS

This MASTER PURCHASE AND SALE AGREEMENT FOR DIGITAL ASSETS (this “Agreement”), is made and entered into as of this 22 day of July, 2026, by and between JSCT, LLC, a Delaware limited liability company (“Jane Street”) and Hashdex Asset Management Ltd., (“Sponsor”) as agent and not in its individual capacity, on behalf of the applicable entity identified in Exhibit C (each entity a “Counterparty”, and collectively with Jane Street, the “Parties”), severally but not jointly.

The Parties acknowledge and agree that this Agreement references multiple Counterparties but such references are for the administrative convenience of both Jane Street and each Counterparty. As between Jane Street and a Counterparty, this Agreement shall be interpreted to be a separate agreement between Jane Street and such Counterparty and not any other Counterparty or multiple Counterparties.

WHEREAS, the Parties desire to enter into spot purchase or sale transactions in digital assets on a principal to principal basis (each such trade, a “Transaction”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

SALE AND PURCHASE OF DIGITAL ASSETS

Section 1.1 Execution. The Parties may execute Transactions under this Agreement (A) via a proprietary electronic order execution system for digital assets maintained by Jane Street (“JCX”)1 or (B) directly via chat or other electronic or non-electronic communication (“Manual Execution”).

(a) JCX Execution. Immediate or Cancel Orders; Indications of Interest. If Counterparty desires to access JCX for purposes of entering into a Transaction, then, following approval from Jane Street, from time to time during the Term of this Agreement, Counterparty may place one or more (i) immediate or cancel orders (each, an “IOC”) for immediate execution on JCX, or (ii) indications of interest (each, an “IOI”) that may be traded against Jane Street’s principal operations until such time that the FIX session within which such IOI was placed is terminated (the “IOI Cutoff Time”).

(i) Following receipt of an IOC, Jane Street may send Counterparty a status report, which shall acknowledge receipt of the IOC. If Jane Street has not sent a status report within ten minutes following receipt of such IOC, such IOC shall be deemed to be rejected and expired. If the status report relays a fill for an IOC, the terms of the Transaction in such status report shall become binding on both Parties at the time sent.

(ii) Following receipt of an IOI and prior to the IOI Cutoff Time, Jane Street may send Counterparty a status report, which shall acknowledge receipt of the IOI. If Jane Street has not sent a status report prior to the IOI Cutoff Time, such IOI shall be deemed to be rejected and expired. If the status report relays a fill for an IOI, the terms of the Transaction in such status report shall become binding on both Parties at the time sent.

[1]	Sponsor: JCX is not currently available for crypto ETF flows; we are retaining references for convenience and consistency with our other forms.

(b) Manual Execution. If the Parties desire to agree to the terms of a Transaction via Manual Execution, the terms of such Transaction shall become binding on both Parties once agreed in writing. Upon such agreement, Jane Street will send Counterparty a confirmation substantially in the form of Exhibit A (a “Confirmation”). Confirmations shall be deemed to be correct, absent manifest error. The failure to send a Confirmation of the Transaction does not affect the validity of an agreed-upon Transaction.

Section 1.2 Settlement.

If the Parties elect to settle a Transaction through an agreed third-party settlement agent (the “Settlement Agent”) and are able to so settle, and settle timely, such Transaction, then only Section 1.2(a) shall apply in respect of the settlement of such Transaction; otherwise, only the other provisions of this Section 1.2 shall apply. For purposes of this Agreement:

“Settlement Condition Precedent” means the condition precedent to Jane Street initiating settlement of a Transaction that (1) if requested by Jane Street, Counterparty or Sponsor has provided adequate assurance supported by reasonable evidence that Counterparty has sufficient assets to timely settle such Transaction upon Jane Street’s settlement of the Transaction and (2) there has not occurred an Event of Default or a potential Event of Default (i.e., an event that with the giving of notice or passage of time or both, would constitute an Event of Default) in respect of Counterparty or Sponsor.

“Settlement Date” means, unless otherwise agreed between the parties, (x) in relation to a Transaction in which Jane Street is the seller of the digital assets, the Business Day on which a purchase order for the Counterparty’s shares (the “Purchase Order”) would settle in accordance with the Counterparty’s creation procedures had the Transaction and the Purchase Order been executed on the same day, and (y) in relation to a Transaction in which Jane Street is the purchaser of the digital assets, the Business Day on which the related redemption order for the Counterparty’s shares (the “Redemption Order”) will settle in accordance with the Counterparty’s redemption procedures had the Transaction and the Redemption Order been executed on the same day. Jane Street and Counterparty may, by prior written agreement on a Transaction-by-Transaction basis, adjust the Settlement Date for a Transaction solely to account for a documented network cool-down period or blockchain congestion directly affecting the relevant digital asset; provided that, absent such written agreement, in no event shall the Settlement Date for any Transaction be later than the first Business Day following the date on which the Transaction is executed (T+1), which the Parties acknowledge is the Business Day on which the related Purchase Order or Redemption Order settles under the Counterparty’s creation or redemption procedures.

“Settlement Window” means, unless otherwise agreed the period commencing at 9:30 am EST on the Settlement Date and ending on 3:00 pm EST on the Settlement Date.

(a) The Parties will initiate settlement of each Transaction through the Settlement Agent within the Settlement Window (as defined above). Each Party shall follow the Settlement Agent’s requirements for settlement, including, in respect of depositing the appropriate amount of assets to effectuate settlement through the Settlement Agent. As of the date of this Agreement, the Parties will not settle Transactions through a Settlement Agent.

(b) Transactions executed via JCX will be settled at the intervals and at the time agreed in Exhibit B. Following the Settlement Cutoff Time (as defined in Exhibit B), either party may send a calculation of all Transactions subject to settlement for the relevant settlement period (“Calculation”).

(c) Unless otherwise agreed, as promptly as reasonably possible following the commencement of the Settlement Window but subject to the Settlement Condition Precedent, Jane Street shall initiate the transfer of digital assets or cash, as applicable, to Counterparty’s wallet or account, as applicable, as provided by or on behalf of Counterparty. Jane Street shall complete such delivery, such that the digital assets or cash, as applicable, are confirmed and available to Counterparty (and, in the case of digital assets, confirmed at the Counterparty’s designated custodian), no later than the end of the Settlement Window on the Settlement Date (T+1); time is of the essence with respect to this delivery obligation. The delivery will be complete once (1) in the case of digital assets, the transaction on the relevant blockchain is verified by the relevant number of confirmations from such blockchain for the applicable digital asset as specified in the Confirmation or otherwise as reasonably determined by Jane Street, and the assets are available to Counterparty in its designated digital wallet or (2) in the case of cash, the cash is available to Counterparty in its designated account (without regard to any restrictions imposed by the entity maintaining the applicable digital or designated account for Counterparty). Counterparty acknowledges that Jane Street’s delivery may be delayed to any digital wallets or accounts that have not been pre-cleared by Jane Street in advance.

(d) Unless otherwise agreed, promptly after receiving delivery in accordance with Section 1.2(c) (in light of operational limitations), Counterparty shall initiate the transfer of digital assets or cash, as applicable, to Jane Street’s wallet or account, as applicable, as provided by or on behalf of Jane Street; provided that such transfer shall be completed prior to the end of the Settlement Window. The delivery will be complete once (1) in the case of digital assets, the transaction on the relevant blockchain is verified by the relevant number of confirmations from such blockchain for the applicable digital asset as specified in the Confirmation or otherwise as reasonably determined by Jane Street, and the assets are available to Jane Street in its designated digital wallet or (2) in the case of cash, the cash is available to Jane Street in its designated account (without regard to any restrictions imposed by the entity maintaining the applicable digital or designated account for Jane Street). Once Counterparty’s delivery is complete, the Transaction is finally and irrevocably settled.

(e) Consequences of Late Delivery. If a Party (the “Delivering Party”) fails to complete delivery of the digital assets or cash, as applicable, to the other Party (the “Receiving Party”) by the end of the Settlement Window on the Settlement Date (a “Late Delivery”), then, in addition to and without prejudice to any other right or remedy (including under Section 3) of the Receiving Party (and, where Counterparty is the Receiving Party, Sponsor):

(i) if the Delivering Party does not complete delivery in full by 4:30 p.m. New York time on the Settlement Date, the Delivering Party shall reimburse the Receiving Party, on demand, for the documented out-of-pocket costs incurred by the Receiving Party (or, where Counterparty is the Receiving Party, by Counterparty, Sponsor or the relevant fund) as a direct result of the Late Delivery, limited to (A) the cost of obtaining replacement digital assets or cash from an alternative source and (B) any buy-in, fail charge, interest ~~or~~, penalty or similar cost imposed on Receiving Party (and, where Counterparty is the Receiving Party, Sponsor or the relevant fund) in connection with the failure of the related securities settlement to occur on a T+1 basis; provided that (1) the Receiving Party (and, where Counterparty is the Receiving Party, Sponsor) shall each use commercially reasonable efforts to mitigate any such costs and (2) the aggregate amount recoverable under this Section 1.2(e)(i) in respect of any Transaction shall not exceed ten percent (10%) of the notional value of the affected Transaction; and

(ii) if two (2) or more Late Deliveries by the same Party occur in any rolling thirty (30) day period, the other Party (and, in the case of Late Deliveries by Jane Street, Counterparty and Sponsor) may terminate this Agreement (in whole or solely with respect to the affected Counterparty) upon written notice. Any amount paid or payable under this Section 1.2(e)(i) in respect of a Late Delivery shall be taken into account in determining any amount payable in respect of the same Late Delivery under Section 3.2 (and vice versa), such that there shall be no duplicative recovery in respect of the same costs or losses.

Section 1.3 Transaction Netting. Unless otherwise agreed, if the Parties enter into two or more outstanding Transactions with each other in a given settlement period, then: (a) the Party obligated to deliver the greater amount of a given digital asset across any such Transactions will deliver the net outstanding balance of such digital asset; and (b) the Party obligated to deliver the greater amount of cash across any such Transactions will deliver the net outstanding balance of cash.

Section 1.4 Authorized Traders. Jane Street may rely on any communication provided by any person that Jane Street reasonably believes is authorized by Counterparty, whether or not such person has actual authority, and Counterparty agrees to be bound by such communications.

Section 1.5 Forks and Airdrops. Unless otherwise agreed, any purchased digital asset will not include any additional digital assets resulting from a fork or airdrop that has occurred after execution and before settlement.

Section 1.6 Clearly Erroneous Transactions. Neither Party will be liable for clearly erroneous transactions. A “clearly erroneous transaction” is an executed Transaction that the parties agree is erroneous or that Jane Street reasonably and in good faith determines is erroneous. Jane Street may cancel or correct a clearly erroneous transaction and Counterparty agrees to be bound by such action.

ARTICLE II.

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

Section 2.1 Representations and Warranties. Each Party represents and warrants to the other, and in the case of paragraphs (a), (b), (c), (e), (g) and (h), Sponsor, represents and warrants to Jane Street, as of the date hereof and as of the date of each Transaction that:

(a) (i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) it has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate any Transactions; and (iii) its execution and delivery of this Agreement, its performance of its obligations hereunder and the consummation of the Transactions have been duly authorized by all requisite action on its part.

(b) This Agreement has been duly executed and delivered by such Party and Sponsor and constitutes its valid and legally binding obligation, enforceable against such Party and, as applicable, Sponsor, in accordance with its terms.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, does or will violate any applicable law, rule or regulation or conflict with, violate or constitute a default under any material agreement to which it is a party.

(d) It is trading as principal for its own account, out of immediately available assets, and not for the account of any other individual, person or entity.

(e) It is not (i) on a list of specially designated nationals and blocked persons under the Office of Foreign Assets Control, (ii) a shell bank or (iii) resident in, or transferring funds from, a non-cooperative jurisdiction.

(f) With respect to any digital asset such Party sells, transfers and delivers to the other Party, the transferring Party (and/or its delivery agent) is the lawful owner of such digital asset with good and marketable title thereto, and the transferring Party (and/or its delivery agent) has the absolute right to sell, assign, convey, transfer and deliver such digital asset. Such digital asset is free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

(g) It is at all times during the term of this Agreement and any Transaction hereunder, in material compliance with all applicable laws, rules and regulations. It is not, and has never been, engaged in any market manipulation, front running, spoofing or any other illegal activity.

Additionally, Sponsor represents and warrants to Jane Street, as of the date hereof and as of the date of each Transaction that:

(h) Counterparty has granted to Sponsor, and Sponsor has, actual authority to enter into this Agreement and any Transaction on behalf of Counterparty and to perform or cause the performance on behalf of Counterparty all of that Counterparty’s obligations hereunder, including for the avoidance of doubt, settlement of Transactions.

Section 2.2 Acknowledgements. Counterparty and Sponsor each agrees, understands and acknowledges that:

(a) Jane Street engages in the bilateral purchase and sale of digital assets, including any Transaction contemplated by this Agreement, solely on a proprietary basis for its own account, and does not act as an exchange, broker or custodian for Sponsor or Counterparty.

(b) Jane Street is not providing and will not provide any fiduciary, advisory, exchange or other similar services with respect to Sponsor or Counterparty, any person related to or affiliated with Sponsor or Counterparty, any customers of Counterparty, or any transaction subject to this Agreement.

(c) Sponsor and/or the Counterparty is solely responsible for any decision to enter into a Transaction subject to this Agreement, including the evaluation of any and all risks related to any such Transaction. In entering into any Transaction, neither Sponsor nor Counterparty has relied on any statement or other representation of Jane Street.

ARTICLE III.

DEFAULT

Section 3.1 Events of Default. Any of the following events constitutes an event of default in respect of a Party (“Event of Default”) (if such event occurs in respect of (x) Jane Street, the non-defaulting Party shall be Counterparty and Jane Street shall be the defaulting Party, and (y) Counterparty or Sponsor, the non-defaulting Party shall be Jane Street and the defaulting Party shall be Counterparty):

(a)	Failure to comply with Section 1.2;

(b)	Any representation or warranty proves to be untrue in any material respect;

(c)	A material breach in the performance by a Party of any other agreements, conditions, covenants, provisions or stipulations contained in the Agreement;

(d)	Any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings shall be instituted by or against a Party;

(e)	(i) Sponsor has instituted against it any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings or (ii) Sponsor ceases to, or ceases to have authority to, act for or on behalf of Counterparty.

Section 3.2 Remedies. Upon the occurrence of any Event of Default, the non-defaulting Party may, at its option: (i) close-out, cancel, liquidate, sell, accelerate and/or terminate any Transaction and/or any related positions; (ii) use the proceeds obtained from any close-out, cancellation, liquidation, sale, acceleration or termination to discharge any of the defaulting Party’s obligations to the non-defaulting Party, including any unpaid or undelivered amounts, losses and costs (including losses due to the change in the market value of any applicable digital assets); (iii) in lieu of closing-out, cancelling, liquidating, selling, accelerating and/or terminating any Transactions and/or related positions, elect to determine in good faith and in a commercially reasonable manner, its losses and costs in connection with the defaulting Party’s obligations and calculate the amounts owed by the defaulting Party to the non-defaulting Party (including any unpaid and undelivered amounts, and including losses due to the change in the market value of any applicable digital assets); and (iv) set-off, net, and recoup any due and payable obligations to the defaulting Party under this Agreement against any due and payable obligations to the non-defaulting Party. The non-defaulting Party’s rights and remedies hereunder are cumulative and are in addition to any other rights and remedies available in law, equity or agreement. The defaulting Party shall remain liable for any unpaid or undelivered amounts, and, to the extent permitted by law, for interest on any amount not paid when due.

ARTICLE IV.

CONFIDENTIALITY

Section 4.1 Non-Disclosure. Each receiving entity (i.e., a Party or Sponsor) shall at all times maintain the confidentiality of Confidential Information with the same standard of care as it uses for its own confidential information, but no less than a reasonable standard of care. The receiving entity may disclose Confidential Information: (i) to its affiliates and its and their employees, officers, directors, advisers, lenders, rating agencies, agents, affiliates and representatives who have been informed of the confidential nature of the information, or (ii) to the extent such information is required or requested to be disclosed by law, rule, regulation or judicial order (including by any self-regulatory organization having jurisdiction or claiming to have jurisdiction over the receiving Party). In all other circumstances, the receiving entity shall not disclose any Confidential Information, either directly or indirectly, to any third party without the disclosing entity’s prior written consent.

“Confidential Information” means, with respect to a disclosing Party, any non-public information or data provided or disclosed by any Party to the other Party in any form or medium including information regarding the disclosing Party’s or its affiliates’ financial condition, management and business, business relationships, accounting practices, systems, contracts, and/or investment strategies as well as the terms and existence of this Agreement and any Transaction. Notwithstanding the above, Confidential Information shall not include information that (i) is or becomes available to the general public other than by disclosure by the receiving Party or its representatives; (ii) was known to the receiving Party previously or was rightfully obtained by the receiving Party from a third party, provided that, in either case, the source of such information was not known to be bound by a confidentiality obligation with respect to such information; or (iii) is independently developed by the receiving Party.

Section 4.2 Publicity. Neither Jane Street on the one hand, nor Counterparty or Sponsor on the other, shall use the other’s trade names, trademarks, service marks, or domain name, or otherwise refer to the other Party in any promotional material, website, advertisement, news release or any other publication without the other Party’s prior written consent.

Section 4.3 Data. Jane Street is the sole owner of, and retains all right, title and interest in, any price quotation or other information available via JCX (“Data”), including all intellectual or proprietary rights therein or related thereto. Counterparty may only use Data for the purpose of entering into Transactions with Jane Street. Neither Counterparty nor Sponsor will , nor permit anyone to, copy, reproduce, retransmit, redistribute, furnish, communicate or otherwise make available any portion, derivation or revision of the Data in any medium, print or electronic, in any manner, whether within or outside Counterparty or Sponsor, without the express written consent of Jane Street, except on an anonymized basis to its customers solely for the purpose of facilitating Transactions hereunder. Data constitutes “Confidential Information” of Jane Street under this Agreement, subject to the exception in the previous sentence. Without limiting the generality of the foregoing, Counterparty and Sponsor may only share Data with its employees on a need to know basis for purposes of OTC trading.

ARTICLE V.

API ACCESS

Section 5.1 API Functionality. For Transactions executed via JCX, Jane Street may make certain information available from time to time via a proprietary post-trade API (the “Post-Trade API,”) which may include information regarding trade settlement status or reports of trading activity (“API Information”). Jane Street reserves the right to alter the functionality of the Post-Trade API at any time in its discretion. Counterparty and Sponsor shall promptly implement any update or new version of the Post-Trade API as provided by Jane Street, provided that Jane Street has no obligation to issue any updates or new versions of the Post-Trade API.

Section 5.2 API Information. The API Information constitutes “Data” and shall be subject to the confidentiality provisions set forth herein. Counterparty and Sponsor each acknowledges and agrees that the API Information is made available for informational purposes only and should not be relied on by Counterparty or Sponsor for purposes of its books and records or for any regulatory purpose.

Section 5.3 Restrictions on Use. Neither Counterparty nor Sponsor shall use the Post-Trade API in a manner that adversely impacts Jane Street’s systems (including, without limitation, servers and other applications), or the systems of any third party. Neither Counterparty nor Sponsor shall copy, adapt, display, distribute or redistribute, reformat, reconfigure or otherwise modify any part of the Post-Trade API, and neither of them may reverse engineer, decompile, disassemble, download, modify, translate or make any attempt to discover the source code of the Post-Trade API or any of Jane Street’s systems used to provide API Information, or create derivative works based on the same.

Section 5.4 Rights in Post-Trade API. All right, title and interest, including all intellectual property rights, to the Post-Trade API are and shall remain to be owned exclusively by Jane Street and its affiliates. Counterparty and Sponsor each acknowledges such ownership and other rights and will not take any action to jeopardize, limit or interfere in any manner with Jane Street’s and its affiliates’ ownership or other rights to the Post-Trade API. Information about the Post-Trade API and its services and functions may represent trade secrets of Jane Street and its affiliates and must be treated with strict confidence by Counterparty and Sponsor.

Section 5.5 Disclaimer of Warranties. Counterparty and Sponsor each acknowledges and agrees that the Post-Trade API may not be functioning or may be delayed at any given time. Jane Street makes no warranty that the Post-Trade API will be available at any specific time or that the API Information will be updated on a timely basis. The Post-Trade API and the API Information are provided “as is,” without any warranty, express or implied, of any kind, including without limitation any warranty as to the accuracy or completeness of the API Information or as to the results to be attained by Counterparty or Sponsor. Jane Street disclaims all warranties, conditions, guaranties or representations, whether express or implied, in law or in fact, oral or in writing, including those as to merchantability, suitability, fitness for a particular purpose, title or non-infringement. Except to the extent that liability may not be disclaimed under applicable law, neither Jane Street nor any of its affiliates shall have any liability, direct or indirect, contingent or otherwise, for the correctness, quality, accuracy, reliability, performance, completeness, timeliness or continued availability of the Post-Trade API, any API Information or for delays, errors or omissions therein, or for interruptions in the delivery thereof.

ARTICLE VI.

LIMITATION OF LIABILITY; INDEMNITY

Section 6.1 Limitation of Liability. Jane Street shall have no liability: (i) with respect to any breach of this Agreement which does not arise from its bad faith or gross negligence (but, for the avoidance of doubt, this Section 6.1(a) shall not detract from Jane Street’s obligations in respect of Section 1.2), (ii) for any act or omission (including insolvency) or delay of any third party, including any bank, digital wallet provider or digital currency exchange or any of their agents or subcontractors, or (iii) for any interruption or delays of service, system failure, or errors in the design or functioning of any third-party electronic system. Neither Party shall have any liability for any consequential, indirect, incidental, or any similar damages (even if informed of the possibility or likelihood of such damages). Notwithstanding the foregoing, the exclusions in clauses (ii) and (iii) of this Section 6.1 and the waiver of consequential, indirect and incidental damages shall not exclude or limit Counterparty’s or Jane Street’s recovery of the out-of-pocket amounts described in Section 1.2(e)(i)., in each case subject to the limitations and exclusions set out in Section 1.2(e).

Section 6.2 Indemnity. Counterparty and Sponsor, as applicable, will each indemnify, defend and hold Jane Street harmless together with its officers, directors, members, affiliates, employees, agents and licensors (the “Indemnified Parties”) from and against all losses, liabilities, judgments, proceedings, claims, damages and costs (including reasonable attorneys’ fees) resulting from any third-party action related to: (i) Counterparty’s or Sponsor’s, as applicable, breach of the terms of this Agreement, (ii) Counterparty’s or Sponsor’s violation of any applicable law, rule or regulation, (iii) Jane Street’s reasonable reliance on any instruction (in whatever form delivered) which it reasonably believed to have been given by or on behalf of Counterparty or Sponsor, as applicable, or (iv) other acts or omissions in connection with the execution of Transactions with Jane Street. Counterparty and Sponsor, as applicable, will not, settle any matter without Jane Street’s prior written consent unless such settlement contains a full release of the Indemnified Parties and does not otherwise require an admission of liability by any Indemnified Party. For the avoidance of doubt, this indemnity provision shall survive any termination of this Agreement.

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Term. This Agreement shall remain in effect until terminated in writing by either Party or Sponsor, as applicable.

Section 7.2 Taxes. Each Transaction is exclusive of any applicable taxes. Each Party shall be responsible for paying its own taxes, if any, in connection with any Transaction. Prior to entering into any Transactions hereunder, each Party will provide the other Party with a valid, complete IRS Form W-9 or applicable IRS Form W-8.

Section 7.3 Notices, Consents, etc. Notices hereunder will be effective upon delivery, if in writing and sent by hand, certified mail, or by overnight courier, return receipt requested, if to Counterparty, to the address set forth in Exhibit C (or if no address is listed, to the address on record), and if to Jane Street, to 250 Vesey Street, 6th Floor, New York, NY, 10281, Attention: Legal Department, with an email copy to cct-alerts@janestreet.com and legalnotices@janestreet.com.

Section 7.4 Amendments; Waivers. This Agreement may be amended only by written consent of both Parties. No Party by its failure or delay to exercise, or by its single or partial exercise of, a right or remedy, will be deemed to have waived any right or remedy, by operation of law or otherwise.

Section 7.4 Assignments. No party to this Agreement may assign this Agreement without the written consent of the other party; provided that Jane Street may assign to an affiliate upon not less than thirty (30) days’ prior written notice to Counterparty and Sponsor, and provided further that any such assignee affiliate shall (i) assume in writing all of Jane Street’s obligations hereunder and(ii) such assignee affiliate is duly authorised under applicable laws and regulations to perform Jane Street’s obligations under this Agreement. .

Section 7.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 7.6 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law. The parties to this agreement will submit all disputes arising under this agreement to arbitration in New York, New York in accordance with the rules of the American Arbitration Association (“AAA”). The parties hereby consent to service of process by email, in accordance with such rules. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Section 7.7 Entire Agreement. This Agreement and each Transaction executed after the date hereof constitutes the entire agreement between the Parties and supersedes any existing agreements between the Parties, oral or written, concerning this subject matter.

Section 7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument. Electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

JSCT, LLC

By:	/s/ James B. Dieterich
Name:	James B. Dieterich
Title:	Managing Director

HASHDEX ASSET MANAGEMENT LTD ON BEHALF OF EACH COUNTERPARTY ON EXHIBIT C, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS SPONSOR:

By:	/s/ Bruno Ramos de Sousa
Name:	Bruno Ramos de Sousa
Title:	Director

[INSERT NAME OF SPONSOR/MANAGER] IN ITS INDIVIDUAL CAPACITY FOR PURPOSES OF ITS OWN OBLIGATIONS UNDER THE AGREEMENT:

By:
Name:
Title:

Exhibit A: Form of Confirmation for Manual Execution

Date: [   ] [Time]

Buyer: [   ]

Seller: [   ]

Ticker: [   ]

Quantity: [   ]

Price: [   ]

Currency: [   ]

Net Amount: [   ]

[Jane Street Bank Information for USD:

Bank Name: ___________

SWIFT ID: ___________

Account Number: ___________

or

Jane Street Wallet Information

Wallet destination: ____________________________]

Please confirm that you agree with the details of the trade and provide us with your [bank account] [digital wallet] information. Please note that any bank account or digital wallet that has not been pre-cleared by Jane Street may delay settlement.

[For sales by Jane Street: [Quantity/ ticker] will be sent after receipt of the funds.]

[For purchases by Jane Street: [Price] will be sent after [number of] confirmations.]

Exhibit B: Settlement for JCX

The Parties agree that Transactions will be net settled at the following intervals: Daily on Business Days (except Transaction concluded via chat which must be settled in accordance with the timing for Manual Executions).

For all Transactions, and in accordance with Section 1.2., Jane Street shall settle first: Jane Street shall initiate and complete the transfer of the digital assets or cash, as applicable, to Counterparty, and Counterparty shall initiate the transfer of the corresponding cash or digital assets, as applicable, to Jane Street only after receiving Jane Street’s delivery in accordance with Section 1.2(c). Accordingly, on a creation Jane Street delivers the digital assets before Counterparty delivers cash, and on a redemption Jane Street delivers the cash before Counterparty delivers the digital assets. In the event of any conflict between this Exhibit B and Section 1.2(c)-(d), Section 1.2(c)-(d) shall control.

“Business Day” means: a day between the hours of 9:00 AM and 5:00 PM New York time, except United States federal holidays or days on which commercial banks are closed in New York.

All previously unsettled Transactions executed by the time listed below (the “Settlement Cut-off Time”) will be settled at each such settlement interval.

Settlement Cutoff Time: 12:00 PM New York time.

Exhibit C: Counterparties

Counterparty Name	Jurisdiction & Entity Type	Date Counterparty become party to the Agreement	Staking Applicable? (Yes/No)
Hashdex Nasdaq CME Crypto Index ETF	Delaware ; Delaware statutory trust	07/22/2026	NO

Notice Details for Sponsor and Counterparty:

Hashdex Nasdaq Crypto Index US ETF

Attention:	Leonardo Burla; Samir Kerbage; Julia Castelo Branco
Address:	Av. Ataulfo de Paiva, 1.120, Loja C Leblon, Rio de Janeiro, RJ CEP 22.440-035 - Brazil
Telephone:	+55 21 2399-0100
Email:	operations@hashdex.com; samir.kerbage@hashdex.com; legal@hashdex.com; leonardo.burla@hashdex.com